AMERICAN FUNDS INSURANCE SERIES

AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT

WHEREAS, American Funds Insurance Series (the “Series”), a Massachusetts business trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company that consists of the funds set forth on Exhibit A (each a “Fund” and collectively the “Funds”) and may offer additional series of funds in the future;

WHEREAS, each Fund offers one or more of the following share classes of beneficial interest: Class 1, Class 2, Class 3, Class P1 and Class P2;

WHEREAS, Capital Research and Management Company (the “Investment Adviser”) is a Delaware corporation registered under the Investment Advisers Act of 1940, as amended, and is engaged in the business of providing investment advisory and related services to the Series and to other investment companies;

WHEREAS, the Series wishes to have the Investment Adviser assist financial advisers and other intermediaries with their provision of service to contract owners who invest in variable insurance contracts and policies that use the funds in the Series as underlying investments and to arrange for and coordinate, monitor and oversee the activities performed by insurance companies that offer such contracts to investors (the “administrative services”);

WHEREAS, the Investment Adviser is willing to perform or to cause to be performed such administrative services for the Series’ shares on the terms and conditions set forth herein; and

WHEREAS, the Series and the Investment Adviser wish to enter into an Amended and Restated Administrative Services Agreement (“Agreement”) whereby the Investment Adviser would perform or cause to be performed such administrative services for each Fund’s shares;

NOW, THEREFORE, the parties agree as follows:

1.         Services.  During the term of this Agreement, the Investment Adviser shall perform or cause to be performed the administrative services set forth in Exhibit B hereto, as such exhibit may be amended from time to time by mutual consent of the parties.

2.         Fees. In consideration of administrative services performed by the Investment Adviser for the Series’ Class 1 shares, Class 2 shares, Class 3 shares, Class P1 shares and Class P2 shares the Series shall pay the Investment Adviser an administrative services fee (“administrative fee”) of 0.01% of the average daily net assets of Class 1 shares, Class 2 shares and Class 3 shares.  Class P1 shares and Class P2 shares shall not be subject to an administrative fee.  The administrative fee shall be invoiced and paid within 30 days after the end of the month in which the administrative services were performed.

3.Effective Date and Termination of Agreement.  This Agreement shall become effective on [DATE] and unless terminated sooner it shall continue in effect until [DATE]. It may thereafter be continued from year to year only with the approval of a majority of those Trustees of the Series who are not “interested persons” of the Series (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Agreement or any agreement related to it (the “Independent Trustees”).  The effective and termination dates of this Agreement with respect to the Funds are set forth on Exhibit A. This Agreement may be terminated as to the Series as a whole or any Fund in the Series or class of shares of the Funds individually at any time by vote of a majority of the Independent Trustees. The Investment Adviser may terminate this agreement upon sixty (60) days’ prior written notice to the Series.

4.Amendment.  This Agreement may not be amended to increase materially the fees payable under this Agreement unless such amendment is approved by the vote of a majority of the Independent Trustees.

5.Assignment.  This Agreement shall not be assignable by either party hereto and in the event of assignment shall automatically terminate forthwith.  The term “assignment” shall have the meaning set forth in the 1940 Act.  Notwithstanding the foregoing, the Investment Adviser is specifically authorized to contract with its affiliates for the provision of administrative services on behalf of the Series.

6.Issuance of Series of Shares. This Agreement may be adopted, amended, continued or renewed with respect to an additional series of shares as provided herein, notwithstanding that such adoption, amendment, continuance or renewal has not been effected with respect to any one or more other series of shares of the Series.

7.Choice of Law.  This Agreement shall be construed under and shall be governed by the laws of the State of California, and the parties hereto agree that proper venue of any action with respect hereto shall be Los Angeles County, California.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate original by its officers thereunto duly authorized, as of [DATE].

CAPITAL RESEARCH AND MANAGEMENT COMPANY	AMERICAN FUNDS INSURANCE SERIES

By:	By:
Timothy D. Armour,	Donald D. O’Neal
President	Vice Chairman

By:	By:
Michael J. Downer,	Steven I. Koszalka
Senior Vice President and Secretary	Secretary

EXHIBIT A
to the
Administrative Services Agreement

Fund	Effective Date	Termination Date
Global Discovery Fund
Global Growth Fund
Global Small Capitalization Fund
Growth Fund
International Fund
New World Fund
Blue Chip Income and Growth Fund
Global Growth and Income Fund
Growth-Income Fund
International Growth and Income Fund
Asset Allocation Fund
Global Balanced Fund
Bond Fund
Global Bond Fund
High-Income Bond Fund
Mortgage Fund
US Government/AAA-Rated Securities Fund
Cash Management Fund

Protected Asset Allocation Fund

EXHIBIT B
to the
Administrative Services Agreement

1.           Assisting Financial Intermediaries in their Provision of Shareholder Services

The Investment Adviser shall assist financial advisers and other intermediaries in their provision of services to contract owners who invest in variable insurance contracts and polices that use the Funds in the Series as underlying investments.  Such assistance shall include, but not be limited to, responding to a variety of inquiries such as Series investment policies and Series market timing policies.  In addition, the Investment Adviser shall provide such intermediaries with in-depth information on current market developments and economic trends/forecasts and their effects on the Series and detailed Series analytics, and such other matters as may reasonably be requested by financial advisers or other intermediaries to assist them in their provision of service to contract owners.

2.           Coordination, Oversight and Monitoring of Insurance Companies

The Investment Adviser shall monitor, coordinate and oversee the activities performed by the insurance companies that use the Funds in the Series as underlying investments in variable insurance contracts and policies.  In doing so the Investment Adviser shall establish procedures to monitor the activities of such insurance companies.  These procedures may, but need not, include monitoring:  (i) telephone queue wait times; (ii) telephone abandon rates; (iii) website and voice response unit downtimes; (iv) downtime of the third party’s shareholder account recordkeeping system; (v) the accuracy and timeliness of financial and non-financial transactions; (vi) compliance with the Fund prospectus; and (vii) the frequent trading policies of the insurance companies to determine whether such policies are reasonably designed to enforce the frequent trading policies of the Series.

AMERICAN FUNDS INSURANCE SERIES

AMENDED AND RESTATED SHAREHOLDER SERVICES AGREEMENT

1.           The parties to this Amended and Restated Agreement (the “Agreement”), which is effective as of [DATE], are American Funds Insurance Series, a Massachusetts business trust (hereinafter called “the Series”) and American Funds Service Company, a California corporation (hereinafter called “AFS”).  The Series consists of the portfolios set forth on Exhibit A (“Funds”). AFS is a wholly owned subsidiary of Capital Research and Management Company (hereinafter called “CRMC”). This Agreement will continue in effect until amended or terminated in accordance with its terms. The effective dates of this Agreement with respect to the Funds are set forth on Exhibit A.

2.           The Series hereby employs AFS, and AFS hereby accepts such employment by the Series, as its transfer agent.  In such capacity AFS will provide the services of stock transfer agent, dividend disbursing agent, redemption agent, and such additional related services as the Series may from time to time require, in respect of Class 1, Class 2, Class 3, Class P1 and Class P2 shares of the Funds as set forth on Exhibit A, all of which services are sometimes referred to herein as “shareholder services.”  In addition, AFS assumes responsibility for the Series’ implementation and compliance with the procedures set forth in the Anti-Money Laundering Program (“AML Program”) of the Series and does hereby agree to provide all records relating to the AML Program to any federal examiner of the Series upon request.

3.           AFS has entered into substantially identical agreements with other investment companies for which CRMC serves as investment adviser.  (For the purposes of this Agreement, such investment companies, including the Series, are called “participating investment companies.”)

4.           AFS has entered into an agreement with DST Systems, Inc. (hereinafter called “DST”), to provide AFS with electronic data processing services sufficient for the performance of the shareholder services referred to in paragraph 2.

5.           The Series, together with the other participating investment companies, will maintain a Review and Advisory Committee, which Committee will review and may make recommendations to the boards of the participating investment companies regarding all fees and charges provided for in this Agreement, as well as review the level and quality of the shareholder services rendered to the participating investment companies and their shareholders.  Each participating investment company may select one director or trustee who is not affiliated with CRMC, or any of its affiliated companies, or with Washington Management Corporation or any of its affiliated companies, to serve on the Review and Advisory Committee.

6.           AFS will provide to the participating investment companies the shareholder services referred to herein in return for the following fees:

Annual account maintenance fee (paid monthly):

Fee per account (annual rate)	Rate
Full service account	$16.00

The fees described above shall be invoiced and paid within 30 days after the end of the month in which the services were performed.

Any revision of the schedule of charges set forth herein shall require the affirmative vote of a majority of the members of the board of trustees of the Series.

7.         a.   All Fund-specific charges from third parties -- including DST charges, payments described in the next sentence, postage, NSCC transaction charges and similar out-of-pocket expenses -- will be passed through directly to the Series or other participating investment companies, as applicable. AFS, subject to approval of its board of directors, is authorized in its discretion to negotiate payments to third parties for account maintenance and/or transaction processing services described in paragraph 7.b. provided such payments do not exceed the anticipated savings to the Series, either in fees payable to AFS hereunder or in other direct Series expenses, that AFS reasonably anticipates would be realized by the Series from using the services of such third party rather than maintaining the accounts directly on AFS’ books and/or processing non-automated transactions.

b.   During the term of this Agreement, AFS shall perform or cause to be performed the shareholder services set forth in Exhibit B hereto, as such exhibit may be amended from time to time by mutual consent of the parties.

8.           It is understood that AFS may have income in excess of its expenses and may accumulate capital and surplus. AFS is not, however, permitted to distribute any net income or accumulated surplus to its parent, CRMC, in the form of a dividend without the affirmative vote of a majority of the members of the boards of directors/trustees of the Series and all participating investment companies.

9.           This Agreement may be amended at any time by mutual agreement of the parties, with agreement of the Series to be evidenced by affirmative vote of a majority of the members of the board of trustees of the Series.

10.         This Agreement may be terminated on 180 days’ written notice by either party.  In the event of a termination of this Agreement, AFS and the Series will each extend full cooperation in effecting a conversion to whatever successor shareholder service provider(s) the Series may select, it being understood that all records relating to the Series, the Funds and the Funds’ shareholders are property of the Series.

11.          In the event of a termination of this Agreement by the Series, the Series will pay to AFS as a termination fee each Fund’s proportionate share of any costs of conversion of the Fund’s shareholder service from AFS to a successor.  In the event of termination of this Agreement and all corresponding agreements with all the participating investment companies, all assets of AFS will be sold or otherwise converted to cash, with a view to the liquidation of AFS when it ceases to provide shareholder services for the participating investment companies.  To the extent any such assets are sold by AFS to CRMC and/or any of its affiliates, such sales shall be at fair market value at the time of sale as agreed upon by AFS, the purchasing company or companies, and the Review and Advisory Committee.  After all assets of AFS have been converted to cash and all liabilities of AFS have been paid or discharged, an amount equal to any capital or paid-in surplus of AFS that shall have been contributed by CRMC or its affiliates shall be set aside in cash for distribution to CRMC upon liquidation of AFS.  Any other capital or surplus and any assets of AFS remaining after the foregoing provisions for liabilities and return of capital or paid-in surplus to CRMC shall be distributed to the participating investment companies in such proportions as may be determined by the Review and Advisory Committee.

12.           In the event of disagreement between the Series and AFS, or between the Series and other participating investment companies as to any matter arising under this Agreement, which the parties to the disagreement are unable to resolve, the question shall be referred to the Review and Advisory Committee for resolution.  If the Review and Advisory Committee is unable to resolve the question to the satisfaction of both parties, either party may elect to submit the question to arbitration; one arbitrator to be named by each party to the disagreement and a third arbitrator to be selected by the two arbitrators named by the original parties.  The decision of a majority of the arbitrators shall be final and binding on all parties to the arbitration.  The expenses of such arbitration shall be paid by the party electing to submit the question to arbitration.

13.           The obligations of the Series under this Agreement are not binding upon any of the trustees, officers, employees, agents or shareholders of the Series or each Fund individually, but bind only the Series and each Fund. AFS agrees to look solely to the assets of each Fund for the satisfaction of any liability of the Funds in respect to this Agreement and will not seek recourse against such trustees, officers, employees, agents or shareholders, or any of them or their personal assets for such satisfaction.

IN WITNESS WHEREOF, the Series has caused this Agreement to be executed by its officers thereunto duly authorized, as of [DATE].

AMERICAN FUNDS SERVICE COMPANY	AMERICAN FUNDS INSURANCE SERIES
By	By
J. Steven Duncan	Donald D. O’Neal
President	Vice Chairman

By	By
Angela M. Mitchell	Steven I. Koszalka
Secretary	Secretary

EXHIBIT A
to the
Shareholder Services Agreement

Fund	Effective Date
Global Discovery Fund
Global Growth Fund
Global Small Capitalization Fund
Growth Fund
International Fund
New World Fund
Blue Chip Income and Growth Fund
Global Growth and Income Fund
Growth-Income Fund
International Growth and Income Fund
Asset Allocation Fund
Global Balanced Fund
Bond Fund
Global Bond Fund
High-Income Bond Fund
Mortgage Fund
US Government/AAA-Rated Securities Fund
Cash Management Fund

Protected Asset Allocation Fund

EXHIBIT B
to the
Amended and Restated Shareholder Services Agreement

AFS shall act, as necessary, as stock transfer agent, dividend disbursing agent and redemption agent for the Series’ shares and shall provide such additional related services as the Series’ shares may from time to time require.

1.           Record Maintenance

AFS shall maintain with respect to each shareholder holding the Series’ shares the following records:

a.           Number of shares;

b.           Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;

c.           Name and address of the shareholder, including zip codes and social security numbers or taxpayer identification numbers;

d.           Records of distributions and dividend payments; and

e.           Any transfers of shares.

2.           Shareholder Communications

AFS shall:

a.           Deliver current Series summary prospectuses, prospectuses and statements of additional information and annual and other periodic reports upon shareholder request, and, as applicable, with confirmation statements.

b.           Deliver statements to shareholders on no less frequently than a quarterly basis showing, among other things, the number of shares of each Fund in the Series owned by such shareholder and the net asset value of shares of the Fund as of a recent date.

c.           Produce and deliver to shareholders confirmation statements reflecting purchases and redemptions of shares of each Fund in the Series.

d.           Respond to shareholder inquiries regarding, among other things, share prices, account balances, dividend amounts and dividend payment dates.

3.           Transactional Services

AFS shall communicate to shareholders, as to shares of the Series, purchase, redemption and exchange orders reflecting the orders it receives from shareholders.  AFS shall also communicate to shareholders mergers, splits and other reorganizations.

4.           Tax Information Returns and Reports

AFS shall prepare and file with the appropriate governmental agencies, such information, returns and reports as are required to be so filed for reporting:  (i) dividends and other distributions made; (ii) amounts withheld on dividends and other distributions and payments under applicable federal and state laws, rules and regulations; and (iii) gross proceeds of sales transactions as required.

5.           Fund Communications

AFS shall, upon request by the Series, on each business day, report the number of shares on which the transfer agency fee is to be paid pursuant to this Agreement. AFS shall also provide the Series with a monthly invoice.

6.           Coordination, Oversight and Monitoring of Insurance Companies

As set forth in the Administrative Services Agreement between the Series and CRMC, CRMC shall coordinate, monitor and oversee the activities performed by the insurance companies that use the Funds in the Series as underlying investments in variable insurance contracts and polices.  AFS shall monitor the insurance companies’ provision of services, including the delivery of contract holder account statements and all Series-related materials, including summary prospectuses and/or prospectuses, shareholder reports, and proxies.

AMERICAN FUNDS INSURANCE SERIES

INSURANCE ADMINISTRATIVE SERVICES PLAN

WHEREAS, American Funds Insurance Series (the “Series”), a Massachusetts business trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company that includes the funds set forth on Exhibit A (each a “Fund” and collectively the “Funds”) and may offer additional series of funds in the future;

WHEREAS, each Fund offers Class P1 and P2 shares of beneficial interest;

WHEREAS, Capital Research and Management Company (the “Investment Adviser”) is a Delaware corporation registered under the Investment Advisers Act of 1940, as amended, and is engaged in the business of providing investment advisory and related services to the Series and to other investment companies;

WHEREAS, the Investment Adviser and the Series have entered into Fund Participation Agreements (“FPA”) with insurance companies (“Insurance Companies”) that use shares of the Funds as underlying investments in variable insurance contracts and policies pursuant to which the Insurance Companies provide administrative services to contract owners, examples of which include maintaining records and providing certain Fund communications;

WHEREAS, the Insurance Companies are not compensated for these services under the FPAs with the Investment Adviser and the Series;

WHEREAS, the purpose of this Insurance Administrative Services Plan (the “Plan”) is to authorize the Series’ Class P1 and P2 shares to bear expenses of the provision of administrative services by the Insurance Companies (the “insurance administrative services”);

WHEREAS, the Board of Trustees of the Series has determined that there is a reasonable likelihood that this Plan will benefit the Series and its shareholders, as well as the owners of variable insurance contracts and policies that hold shares of the Series:

NOW, THEREFORE, the Series adopts this Plan as follows:

1.         Services.  During the term of this Plan, the Insurance Companies shall perform the insurance administrative services set forth in Exhibit B hereto, as such exhibit may be amended from time to time by mutual consent of the parties.

2.         Fees.  In consideration of the insurance administrative services performed by the Insurance Companies for the Series’ Class P1 shares and Class P2 shares, the Series shall pay the Insurance Companies an insurance administrative fee of 0.25% of the average daily net assets of Class P1 shares and Class P2 shares, respectively.

3.         Approval by the Board.  This Plan shall not take effect until it has been approved, together with any related agreement, by votes of the majority of both (i) the Board of Trustees of the Series and (ii) those Trustees of the Series who are not
“interested persons” of the Series (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any agreement related to it (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on this Plan and/or such agreement.

4.         Review of Expenditures.  At least quarterly, the Board of Trustees shall be provided by any person authorized to direct the disposition of monies paid or payable by the Series pursuant to this Plan or any related agreement, and the Board shall review, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

5.         Termination of Plan.  This Plan may be terminated as to each Fund’s Class P1 or P2 shares at any time by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Class P1 or P2 shares of each Fund. Unless sooner terminated in accordance with this provision, this Plan shall continue in effect until [DATE].  It may thereafter be continued from year to year in the manner provided for in paragraph 3 hereof. The effective and termination dates of this Plan with respect to the Funds are set forth on Exhibit A.

6.         Requirements of Agreement. Any agreement related to this Plan shall be in writing, and shall provide:

a.
that such agreement may be terminated as to the Series or a share class thereof at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding Class P1 or P2 shares of each Fund, on not more than sixty (60) days' written notice to any other party to the agreement; and

b.	that such agreement shall terminate automatically in the event of its assignment.

7.         Amendment. This Plan may not be amended to increase materially the maximum amount of fees or other distribution expenses provided for in paragraph 1 hereof with respect to the Class P1 shares or the Class P2 shares of each Fund unless such amendment is approved by vote of a majority of the Class P1 shares or Class P2 shares of each Fund and as provided in paragraph 2 hereof, and no other material amendment to this Plan shall be made unless approved in the manner provided for in paragraph 3 hereof.

8.         Nomination of Trustees. While this Plan is in effect, the selection and nomination of Independent Trustees shall be committed to the discretion of the Independent Trustees of the Trust.

9.         Issuance of Additional Series of Funds. This Plan shall apply to any additional funds added to the Series that offer Class P1 shares or Class P2 shares unless the Series’ Independent Trustees otherwise provide.

10.          Application to Funds.  The provisions of this Plan shall apply separately to each fund and class of the Series, and any actions taken by the Board of Trustees or the shareholders of the Series, pursuant to paragraphs 3, 5 and 7 hereof, shall be taken separately for each fund and class of the Series.

11.          Record Retention. The Series shall preserve copies of this Plan and any related agreement and all reports made pursuant to paragraph 4 hereof for not less than six (6) years from the date of this Plan, or such agreement or reports, as the case may be, the first two years of which such records shall be stored in an easily accessible place.

IN WITNESS WHEREOF, the Series has caused this Plan to be executed by its officers thereunto duly authorized, as of [DATE].

AMERICAN FUNDS INSURANCE SERIES

By:
Donald D. O’Neal
Vice Chairman

By:
Steven I. Koszalka
Secretary

EXHIBIT A
to the
Insurance Administrative Services Plan

Fund	Effective Date	Termination Date
Protected Asset Allocation Fund

EXHIBIT B
to the
Insurance Administrative Services Plan

The Insurance Companies shall provide administrative services, examples of which include:

1.           Periodic Reconciliation.  The Insurance Companies shall provide the Fund with sufficient information to allow for the periodic reconciliation of outstanding units of Insurance Company separate accounts and shares of the Funds.

2.           Record Maintenance.  To facilitate the reconciliation activities described in paragraph 1, the Insurance Companies shall maintain with respect to each subaccount holding the Funds’ Class P1 and P2 shares and each contract owner for whom such shares are beneficially owned the following records:

a.	Number of shares;
b.	Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;
c.	Name and address and taxpayer identification numbers;
d.	Records of distributions and dividend payments; and
e.	Any transfers of shares.

3.           Fund Information.  The Insurance Companies shall respond to inquiries from contract owners regarding the Funds, including questions about the Funds’ objectives and investment strategies.

4.           Shareholder Communications. The Insurance Companies shall provide for the delivery of certain Fund-related materials as required by applicable law or as requested by contract owners. The Fund related materials shall consist of updated prospectuses and any supplements and amendments thereto, statements of additional information, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications. The insurance companies shall respond to inquiries from contract owners relating to the services provided by them and inquiries relating to the Funds.

5.           Transactional Services. The Insurance Companies shall (a) communicate to the Funds’ transfer agent, purchase, redemption and exchange orders; and (b) communicate to the Subaccounts and contract owners, mergers, splits and other reorganization activities of the Funds.

6.           Other Information. The Insurance Companies shall provide to the Subaccounts and contract owners such other information as shall be required under applicable law and regulations.

STRICTLY PRIVATE AND CONFIDENTIAL

SUB-ADMINISTRATION AGREEMENT AMONG CAPITAL RESEARCH AND MANAGEMENT COMPANY, AMERICAN FUNDS INSURANCE SERIES AND THE BANK OF NEW YORK MELLON

TABLE OF CONTENTS

SECTION

1	INTENTION OF THE PARTIES; DEFINITIONS
1.1	Intention of the Parties.	1
1.2	Definitions; Interpretation.	1

2	WHAT SERVICE PROVIDER IS REQUIRED TO DO
2.1	The Services.	3
2.2	No Duty to Monitor Compliance.	5
2.3	Tax Services.	5
2.4	Records.	5
2.5	Compliance with Laws and Regulations.	7
2.6	Change Control.	7

3	INSTRUCTIONS
3.1	Acting on Instructions; Unclear Instructions.	8
3.2	Verification and Security Procedures.	8
3.3	Instructions Contrary To Applicable Law/Market Practice.	8
3.4	Cut-Off Times.	9
3.5	Electronic Access.	9

4	FEES AND EXPENSES OWING TO SERVICE PROVIDER
4.1	Fees and Expenses.	9

5	ADDITIONAL PROVISIONS RELATING TO THE CUSTOMER
5.1	Representations of the Customer and Service Provider.	9
5.2	The Customer to Provide Certain Information to Service Provider.	10
5.3	Information and Third-Party Providers Used to Provide the Service.	10

6	WHERE SERVICE PROVIDER IS LIABLE TO THE CUSTOMER OR THE FUND
6.1	Standard of Care; Liability	11
6.2	Force Majeure.	14
6.3	Service Provider May Consult with Counsel.	15
6.4	Limitations of Service Provider’s Liability.	15

7	TERM AND TERMINATION
7.1	Term and Termination.	17
7.2	Termination for Convenience.	17
7.3	Other Grounds for Termination.	17
7.4	Consequences of Termination.	18
7.5	Transition following Termination.	18

8	MISCELLANEOUS
8.1	Notices.	18
8.2	Successors and Assigns.	18
8.3	Entire Agreement.	19
8.4	Insurance.	19
8.5	Governing Law and Jurisdiction.	19
8.6	Severability; Waiver; and Survival.	19
8.7	Confidentiality.	20
8.8	Use of Service Provider’s Name.	20
8.9	Third Party Rights.	21
8.10	Counterparts.	21
EXHIBIT A LIST OF FUNDS		23
SCHEDULE 1 LIST OF SERVICES		24
SCHEDULE 2 ELECTRONIC ACCESS		27
TERMS AND CONDITIONS TO ELECTRONIC ACCESS SERVICES AGREEMENT		28
SCHEDULE 3 SERVICE LOCATIONS		39
SCHEDULE 4 INSURANCE MAINTAINED BY SERVICE PROVIDER		40

SUB-ADMINISTRATION AGREEMENT

This Agreement, dated [DATE], is by and among CAPITAL RESEARCH AND MANAGEMENT COMPANY, a California corporation whose principal place of business is at 333 South Hope Street, Los Angeles, CA 90071 (the “Customer"), AMERICAN FUNDS INSURANCE SERIES, a Massachusetts business trust (the “Series”) and THE BANK OF NEW YORK MELLON, whose principal place of business is at One Wall Street, New York, NY 10286 (“Service Provider”).

1	Intention of the Parties; Definitions

1.1           Intention of the Parties.

(a)	Service Provider is duly organized and existing under the laws of the State of New York.

(b)
The Customer is the investment adviser (the Customer also referred to herein as the “Investment Adviser”) of the Series, including the open-end investment company/ies set forth on Exhibit A, as such Exhibit may be amended from time to time (each a “Fund”).

(c)
The Customer wishes to delegate to Service Provider certain of those services it performs in its capacity as fund administrator, which Service Provider has agreed to do subject to the terms and conditions appearing in this Agreement and the Schedules.

1.2           Definitions; Interpretation.

(a)	As used in this Agreement and the Schedules and Appendices to this Agreement, the following terms have the meaning hereinafter stated.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliate(s)” means in relation to a party, any company, partnership or other entity which controls, is controlled by or is under common control with such party.

“Applicable Law” means the applicable laws in force in the United States, including Office of the Comptroller of the Currency Regulation 9 (12 C.F.R. §9 (2004)), the Investment Company Act of 1940, as amended (the “1940 Act”), the Advisers Act, the Securities Act of 1933, as amended (the “1933 Act”) and the Securities Exchange Act of 1934, as amended (the “1934 Act”), as well as any applicable statute, treaty, rule, regulation or common law and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

 “Authorized Person” means any person who has been designated by the Customer (or by any agent designated by the Customer) to act on behalf of Customer under this Agreement. Such persons will continue to be Authorized Persons until such time as Service Provider receives, and has had reasonable time to act upon, Instructions from the Customer (or its agent) that any such person is no longer an Authorized Person.

“Change” has the meaning given in Clause 2.6.

“Change Control” means the process set out in Clause 2.6.

“Change Request” has the meaning given in Clause 2.6.

“Confidential Information” means and includes all non-public information concerning the Customer, the Series and/or each Fund which Service Provider receives in the course of providing services under this Agreement. Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public by means other than Service Provider’s breach of the terms of this Agreement or information which Service Provider obtains on a non-confidential basis from a third party who is not subject to any obligation of confidence to any person with respect to that information.

“Declaration of Trust” means the Declaration of Trust under which the Series is created, as amended from time to time.

“Fees” means the payments described in Article 4, to be made by each Fund to Service Provider for the Services.

“Instruction” means an instruction that has been verified in accordance with a Security Procedure or, if no Security Procedure is applicable, which Service Provider believes in good faith to have been given by an Authorized Person.

 “Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).

“OTC Derivative Contract” means any contract of a type that Service Provider, acting reasonably, determines to be an over-the-counter derivative.

"Prospectus" means the prospectus of each Fund as supplemented, updated or amended from time to time.

“Registration Statement” means the registration statement on Form N-1A of each Fund, filed under the 1933 Act and the 1940 Act, as amended or supplemented, or updated from time to time.

“Regulator” means the applicable regulating authorities including but not limited to, the California Department of Financial Institutions, Internal Revenue Service, the Department of Labor and the United States Securities and Exchange Commission (“SEC”)

“Security Procedure” has the meaning given in Clause 3.2(a).

“Service Commencement Date” means the first date on which Service Provider performs services for which it is entitled to receive fees under this Agreement.

“Service Provider Indemnitees” means Service Provider and its affiliates and nominees, and their respective directors, officers, employees and agents.

"Services” means the services listed in Schedule 1.

“Share Transaction” means a purchase, redemption, or exchange transaction of Shares or a transaction resulting from a corporate action.

"Shareholder Records" means the records maintained by each Fund’s transfer agent containing information concerning the Shareholders and Share Transactions.

"Shares" means the shares issued by each Fund.

"Shareholder" means a holder of Shares.

 “Service Level Document” means the document containing a detailed description of the Services to be agreed upon by the parties, as further described in Clause 2.1(h)

(b)	Headings are for convenience only and are not intended to affect interpretation.

(c)	References to Sections are to Sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the Sections and paragraphs of the sub-sections in which they appear.

(d)
Unless the context requires otherwise, references in this Agreement to "persons" shall include legal as well as natural entities; references importing the singular shall include the plural (and vice versa); use of the generic masculine pronoun shall include the feminine; and references to appendices and numbered sections shall be to such addenda and provisions herein; all such addenda are hereby incorporated in this Agreement by reference.

2	What Service Provider is Required to Do

2.1           The Services.

(a)
The Customer hereby appoints Service Provider to provide the Services with respect to each Fund and Service Provider agrees to provide the Services with respect to each Fund (subject to any limitations notified by the Customer to Service Provider in writing and subject to any requirements or restrictions imposed on the performance of such functions by any statutory provisions for the time being in force), until this Agreement is terminated as hereinafter provided.

(b)
The Customer shall have the right to amend the Registration Statement, provided however that any change to Service Provider’s rights or responsibilities under this Agreement resulting from such amendment shall be subject to the terms and conditions of Section 2.6.

(c)	Service Provider shall act as agent of the Customer solely with respect to the duties of Service Provider described in this Agreement.

(d)	The Customer acknowledges that Service Provider is not providing any legal or investment advice in providing the Services.

(e)
Service Provider, in its sole discretion, shall designate the necessary resources for each Fund's accounts and the Services relating thereto and to interact directly with the Customer ("Account Resources").  Service Provider shall only change an Account Resources for reasons beyond Service Provider's control, including, without limitation, death, illness, resignation of the Account Resources or with reasonable advance notice to Customer; provided however that in the event it is necessary for Service Provider to remove an Account Resources, Service Provider shall, at its sole cost and expense, (a) use its reasonable efforts to find a suitable replacement and (b) train such replacement Account Resources, to the extent possible within Service Provider’s control, during a transition period.

(f)	Service Provider and Customer shall cooperate in performing regular performance reviews of the Services with the other party.

(g)
Service Provider may provide Services or cause its Affiliates to provide Services from its current operations locations as may be established from time to time as set forth in Schedule 3.  With the exception of the service locations set forth on Schedule 3, Service Provider shall not employ agents or delegate or sub-contract any of its functions, powers, discretions, privileges and duties under this Agreement or any Schedule to any other Affiliate of Service Provider or any other person without the Customer's prior written approval (such approval shall not be unreasonably withheld or delayed).  Notwithstanding the foregoing, the compensation of any such person or persons shall be paid by Service Provider and Service Provider shall remain responsible to the Customer for the actions or omissions of any agents, delegees or subcontractors as it is for its own acts and omissions.

(h)
Service Provider shall provide the Services in accordance with a service level document (the “Service Level Document”) as mutually agreed by the parties.  The Service Level Document is hereby incorporated by reference and made a part of this Agreement.  The parties acknowledge and agree that the Service Level Document provides detailed descriptions relating to timeframes, deadlines and service levels.  Service Provider will take such actions as specified in the Service Level Document to correct any non-compliance with the stated service levels, whether or not Service Provider was negligent in the performance of such Services.

2.2           No Duty to Monitor Compliance.

Each party hereto acknowledges that the duty of Service Provider in its capacity as the provider of any of the Services shall not constitute a duty to monitor the compliance of Customer or its delegates or any other person whatsoever  (other than Service Provider or any of its Affiliates or sub-contractor) with any restriction or guideline imposed on each Fund or the Investment Adviser by the Registration Statement and any other document, or by law or regulation or otherwise  with regard to each Fund or the Investment Adviser, except as expressly set forth in this Agreement  and further, that the duties of Service Provider in its capacity as the provider of any of the Services, shall not extend to enforcing compliance of each Fund, the Investment Adviser or their delegates or any other person whatsoever (other than Service Provider or any of its Affiliates or sub-contractor) with any such restrictions or guidelines.

2.3           Tax Services.

Service Provider shall provide tax services for the Customer to the extent set forth under the Services.  Although it is customary for Service Provider to provide information and related explanations of technical positions known in the market as well as related industry best practices, the Customer agrees that such information and technical explanations are not, and are not intended to be tax advice upon which the Customer will primarily rely in the determination of its liabilities and responsibilities.

2.4           Records.

Service Provider shall create and maintain  the relevant records relating to its activities and obligations under this Agreement as may be required (i) pursuant to the 1940 Act, as amended, in a manner which shall meet the obligations of each Fund under the currently effective Prospectus, Registration Statement or other governing document for such Fund as provided to Service Provider by Customer, and (ii) pursuant to the Advisers Act, as amended, to the extent the Advisers Act is applicable to Service Provider’s Services provided hereunder.  All records relating to each Fund shall be the property of such Fund and shall at all times during the regular business hours of Service Provider be open for inspection by duly authorized officers, employees or agents of the Customer and each Fund and employees and agents of the regulatory agencies having jurisdiction over the Customer and any Fund.   Unless otherwise agreed to by the parties, any media (i.e., tapes, hard drives) on which such records are stored shall remain the property of Service Provider.  Service Provider shall preserve the records required to be maintained hereunder for the period required by law.  Upon termination of this Agreement or otherwise on written request from Customer or any Fund, Service Provider shall provide Customer a copy of records it maintains hereunder (or a summary or compilation of the records) as Service Provider and Customer reasonably, and in good faith, deem satisfactory.  Records may be provided in either written or machine-readable form, at the option of the Customer or a Fund, to the extent the records are maintained in such form by the Service Provider. Subject to the provisions of Section 8.7, Service Provider shall be entitled to retain a copy of the records in accordance with its records retention procedures.

Service Provider shall provide any assistance reasonably requested by a Fund in the preparation of reports to Shareholders and others, audits of accounts, and other ministerial matters of like nature, subject to Section 2.6 where applicable.

Service Provider shall maintain complete and accurate records with respect to the Services provided hereunder as required by the rules and regulations of the U.S. Securities and Exchange Commission.  All such books and records maintained by Service Provider shall be made available to each Fund upon request and shall, where required to be maintained by Rule 31a-1 under the 1940 Act, be preserved for the periods prescribed in Rule 31a-2 under the 1940 Act.  Service Provider shall allow the Customer’s and/or each Fund’s independent public accountant reasonable access to the records of Service Provider relating to the Services provided under this Agreement as is required in connection with their examination of books and records pertaining to the Customer and/or each Fund’s affairs.  Subject to restrictions under applicable law, Service Provider shall also obtain an undertaking to permit the Customer’s and/or each Fund’s independent public accountants reasonable access to the records of any agents which has physical possession of any records as may be required in connection with the examination of the Customer’s and/or a Fund’s books and records.  Service Provider shall use commercially reasonable efforts to provide the Customer and/or each Fund and their agents with such reports as such Fund may reasonably request, subject to Section 2.6 where applicable, or otherwise reasonably require to fulfill its duties under rule 38a-1 of the 1940 Act and in any case, provide Customer and/or each Fund with at least the same level of such reporting as is customary (as determined by Service Provider) for its other mutual fund clients.

Service Provider shall provide the Customer and/or each Fund with a copy of the Report on Controls Over Processing of Transactions; Fund Accounting and Administration Services which is prepared in compliance with the requirements of Statement on Standards for Attestation Engagements (SSAE) No. 16 issued by the American Institute of Certified Public Accountants, as it may be amended from time to time (a report in compliance with such requirements, commonly referred to as a “SSAE 16 Report”).  Alternatively, with respect to fund administration services, Service Provider will provide copies of statements of agreed upon procedures and/or the results of any attestation examinations that Service Provider may produce in lieu of a SSAE16 Report, but only to the extent as specially agreed upon in advance by the parties or set forth in the Service Level Document.

2.5           Compliance with Laws and Regulations.

Service Provider will comply with Applicable Law in the United States with respect to the provision of the Services. The Customer undertakes to comply (and shall use reasonable efforts to cause each Fund to comply) with Applicable Law in the United States and in each state in which the Customer conducts business, to the extent that compliance with such Applicable Law is relevant to the provision or receipt of the Services or the marketing of each Fund.

2.6           Change Control.

(a)
If either party wishes to propose any amendment or modification to, or variation of, the Services (including the scope or details of the Services (a “Change”) then it shall notify the other party of that fact by sending a request (a “Change Request”) to the party, specifying in as much detail as is reasonably practicable the nature of the Change. Service Provider shall maintain a log of all Change Requests.

(b)
Promptly following the receipt of a Change Request the parties shall agree whether to implement the Change Request, whether the Fees should be modified in light of the change to the Services, and the basis upon which Service Provider will be compensated for implementing the Change Request.

(c)
If a change to Applicable Law requires a change to the provision of the Services, the parties shall follow the Change Control processes as set forth above. Service Provider shall bear its own costs with respect to implementing such a Change Request except that:

(i)	Service Provider shall be entitled to charge a Fund mutually agreed upon rates for any changes to software that has been developed or customized solely for the Fund;

(ii)
Service Provider shall be entitled to charge a Fund mutually agreed upon rates for any changes required as a result of the change in Applicable Law affecting such Fund in a materially different way than it affects Service Provider’s other customers, or which the Fund wishes Service Provider to implement in a way different from what Service Provider reasonably intends to implement for its other customers; and

(iii)
Service Provider shall be entitled to charge a Fund mutually agreed upon fees for any changes required where such change to Applicable Law is sufficiently material in nature (e.g.: Form N-MFP, Rule 38a-1) to the provision of the Services that it results in the need for an expansion of such Services or it results in the need for the development of a new service offering.

3	Instructions

3.1           Acting on Instructions; Unclear Instructions.

(a)
The Customer hereby agrees and acknowledges that Service Provider may rely on the current list of Authorized Persons, as provided or agreed to by Customer and as may be amended from time to time and authorizes Service Provider to accept and act upon any Instructions received by it without inquiry.  Where reasonably practicable, Customer and Service Provider agree to use automated and electronic means of sending Instructions.

(b)
Service Provider shall promptly notify an Authorized Person if an Instruction does not contain all information reasonably necessary for Service Provider to carry out the Instruction. Service Provider will not be liable for any loss arising from any reasonable delay in carrying out any such Instruction pending receipt of such missing information, clarification or confirmation unless the losses result from an act of negligence, fraud or willful misconduct on the part of Service Provider.

3.2           Verification and Security Procedures.

(a)
Service Provider and the Customer shall from time to time agree upon security procedures to be followed by the Customer upon the issuance of an Instruction and/or by Service Provider upon the receipt of an Instruction, so as to enable Service Provider to verify that such Instruction is authorized (“Security Procedures”). A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption and telephone callbacks. The Customer acknowledges that Security Procedures are designed to verify the authenticity of, and not detect errors in, Instructions. The parties agree that a message issued in the name of the Customer through any third party utility agreed upon by the parties as being a method for providing Instructions and authenticated in accordance with that utility’s customary procedures, shall be deemed to be an authorized Instruction.

(b)	Service Provider and the Customer shall ensure that any codes, passwords or similar devices are reasonably safeguarded.

(c)	Either party may record any of its telephone communications.

3.3           Instructions Contrary To Applicable Law/Market Practice.

Service Provider need not act upon Instructions which it reasonably believes to be contrary to Applicable Law or market practice. If Service Provider declines to act upon any Instruction in accordance with this Agreement, then it shall notify the Customer without undue delay.

3.4           Cut-Off Times.

Service Provider has established cut-off times for receipt of certain Instructions, which will be made available to the Customer. If Service Provider receives an Instruction (other than Instructions relating to a Share Transaction, which shall be processed by Service Provider in accordance with the Registration Statement) after its established cut-off time, Service Provider will attempt to act upon the Instruction on the day requested if Service Provider deems it practicable to do so or otherwise as soon as practicable after that day.

3.5           Electronic Access.

Access by the Customer to certain applications or products of Service Provider via Service Provider’s web site or otherwise shall be governed by this Agreement and the terms and conditions set forth in Schedule 2.

4	Fees and Expenses Owing to Service Provider

4.1           Fees and Expenses.

(a)	Each Fund will pay Service Provider for its Services under this Agreement, as mutually agreed upon by the parties from time to time and as described in a separate writing.

(b)
In addition to the fees provided for above, each Fund shall be responsible for the payment of all the reasonable fees and disbursements of Service Provider in connection with the establishment, and ongoing business of the Fund, all governmental or similar fees, charges, taxes, duties and imposts levied in or by any relevant authority in the United States on or in respect of the Fund which are incurred by Service Provider, and any other customary or extraordinary expenses with respect to the Fund.

(c)
To the extent required by applicable law, the terms of this Agreement, and the fees and expenses associated with this Agreement, have been fully disclosed to and approved by the Board of Directors of the Series.

5	Additional Provisions Relating to the Customer

5.1           Representations of the Customer and Service Provider.

(a)
The Customer represents and warrants that (i) assuming execution and delivery of this Agreement by Service Provider, this Agreement is the Customer’s legal, valid and binding obligation, enforceable in accordance with its terms, (ii) it has full power and authority to enter  into and has taken all necessary corporate action to authorize the execution of this Agreement,  and (iii) it has not relied on any oral or written representation made by Service Provider or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of Service Provider.

(b)
Service Provider represents and warrants that (i) assuming execution and delivery of this Agreement by the Customer and Series, this Agreement is Service Provider’s legal, valid and binding obligation, enforceable in accordance with its terms, (ii) it has full power and authority to enter  into and has taken all necessary corporate action to authorize the execution of this Agreement, (iii) it has not relied on any oral or written representation made by Customer or Series or any person on their behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of Customer and Series, (iv) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement, (v) it is in compliance with all material federal and state laws, rules and regulations applicable to its business and the performance of its duties, obligations and services under this Agreement and (vi) it has various procedures and systems which it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause, the Customer’s and each Fund’s records and other data in its possession and Service Provider’s records, data equipment facilities and other property used in the performance of its obligations hereunder, that Service Provider reasonably determines are adequate, and it will make such changes therein from time to time as it may deem reasonably necessary for the secure performance of its obligations hereunder.

5.2           The Customer to Provide Certain Information to Service Provider.

Upon request, the Customer will promptly provide to Service Provider such information about the Customer and each Fund as Service Provider may reasonably request, including each Series’ Declaration of Trust and each Fund’s current audited and unaudited financial statements, the Registration Statement and any contracts, regulatory documents or opinions from a lawyer or accountant that relate to the Services described in this Agreement.  Customer will also provide to Service Provider information as specified in the Service Level Document and take such action as detailed in that document.

5.3           Information and Third-Party Providers Used to Provide the Service.

Notwithstanding any other provision hereof, the parties acknowledge and agree that they have negotiated and agreed upon a Service Level Document and while Service Provider has no responsibility for, or duty to perform any investigation as to, the completeness, accuracy or sufficiency of any information provided to it by the Customer or a Fund hereunder or by any other person and shall not be responsible to any person whatsoever for any loss, damage or claim suffered or made as a result of Service Provider relying upon such information, if Service Provider in the course of carrying out the Services notices discrepancies in  such information, and it is reasonably practicable to do so, it will contact the source of the information for clarification.  For the avoidance of doubt, the foregoing shall be subject at all times to Service Provider’s standard of care set forth in Section 6.1 below.

To the extent Service Provider accesses third party services under agreements between the Customer, its Affiliates or a Fund and the third party service providers, Service Provider hereby agrees to only use such services as instructed by the Customer or such Fund and solely on behalf of the Customer or the Fund.  Service Provider further agrees that any use by Service Provider of such third party services shall also be subject to the terms and conditions of any applicable agreements between the third party providers and the Customer, its Affiliates or a Fund.  For the avoidance of doubt, nothing in this Section 5.3 shall prohibit Service Provider from entering into agreements with such third party service providers on its own behalf or on behalf of its other customers.

6	Where Service Provider is Liable to the Customer, the Series or the Fund

6.1           Standard of Care; Liability

(a)
Service Provider agrees to use reasonable care and diligence in performing the Services but will not be liable to Customer or the Fund for any action taken or omitted to be taken, in the absence of a material breach of this Agreement (which shall include the failure of Service Provider to use reasonable care and diligence), fraud, malfeasance, misfeasance, negligence or willful misconduct on the part of Service Provider, its Affiliates, or such other Service Provider Indemnitees in the provision of the Services pursuant to this Agreement.  The duties of Service Provider are limited to those expressly set forth herein, and no implied duties are being assumed or may be asserted against Service Provider.   Notwithstanding anything to the contrary in this Section 6 or elsewhere in this Agreement, except for sections 6.1(h) and (i), Service Provider agrees that it shall be liable for all Liabilities resulting from a disruption in the Services provided by Service Provider hereunder due to any malfunction, interruption or failure of software, hardware, equipment and/or computer systems that Service Provider uses in the provision of the Services after all remedial actions specified in the Service Level Document have been exhausted; provided, however, that such disruption is not due to any of the following events beyond the best efforts control of Service Provider: (i) any Force Majeure Event; (ii) any modification or code change by a third party software provider to software necessary for the delivery of the Services; (iii) any defect, error or problem experienced by any third  party services or products, including hardware failures, telecommunications providers, information providers and third party  data feeds used in the delivery of Service to Customer; or (iv) any inaccuracies, errors, delays, omissions or other problems caused by interfaces with or direct access to Customer’s proprietary systems which impacts Service Provider’s ability to process and deliver the agreed Services.  Further, each party hereby agrees to promptly notify the other party upon discovery of any disruption which is reasonably likely to affect the performance of the Services.  Customer shall not be obligated to indemnify or hold harmless Service Provider from and against any Liabilities related to a third party claim, where such claim relates to or is in connection with a subject matter for which Service Provider has assumed liability under this Section 6.1(a) or in the Service Level Document.

(b)
Subject to Section 6.1(a) above, the Customer shall indemnify and hold harmless any Service Provider Indemnitees from and against any and all Liabilities of every kind and nature whatsoever that may be imposed on, incurred by or asserted against such Service Provider Indemnitee with respect to a third party claim to the extent arising from this Agreement or the performance of any of its obligations or duties hereunder or otherwise in connection therewith or relating thereto, other than Liabilities that are determined by a final judgment of a court of competent jurisdiction to have resulted from a material breach of the Agreement and/or the relevant Schedule, willful violation of law, malfeasance, misfeasance, fraud, negligence or willful misconduct of such Service Provider Indemnitee.

(c)
Service Provider shall indemnify and hold harmless Customer, Series and/or Fund(s), as applicable (the "Customer Indemnitee"), from and against any and all Liabilities, that may be imposed on, incurred by or asserted against the Customer Indemnitee with respect to a third party claim to the extent caused by the negligence, material breach, willful violation of law, malfeasance, misfeasance, fraud, or willful misconduct of Service Provider, other than Liabilities that are determined by a final judgment of a court of competent jurisdiction to have resulted from a material breach of the Agreement and/or the relevant Schedule, willful violation of law, malfeasance, misfeasance, fraud, negligence or willful misconduct of the Customer Indemnitee.

(d)
Whenever any claim shall arise for indemnification hereunder the Party seeking indemnification (the "Indemnified Party"), shall promptly notify the Party from whom indemnification is sought (the "Indemnifying Party") in writing of the claim and, when known, the facts constituting the basis for such claim. The written notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided below.

(e)
The Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding.  The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting there from within 30 days from the date on which the Indemnified Party provides the Indemnifying Party written notice of the claim, (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a commercially reasonable manner.

(f)
In connection with the provision of any Service hereunder, if Service Provider is required by Customer to take any action that, in the reasonable opinion of Service Provider, might make Service Provider liable for the payment of money or liable in any other way, then Service Provider shall be entitled to receive such security, guarantees or credit support in any reasonable amount and in form and substance satisfactory to Service Provider as a prerequisite to taking such action.

(g)
Upon the occurrence of any event which causes or may cause any Liabilities to the other Party, each of Customer and Service Provider shall use commercially reasonable efforts and take all reasonable steps under the circumstances to mitigate the effects of such event and to avoid continuing harm to the other Party.

(h)
SERVICE PROVIDER, CUSTOMER, THEIR AFFILIATES OR ANY OTHER CUSTOMER INDEMNITEE SHALL NOT, UNDER ANY CIRCUMSTANCES WHATSOEVER, BE LIABLE FOR ANY LOSS OF PROFITS, OR ANY INDIRECT, SPECIAL, PROSPECTIVE, SPECULATIVE, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOSSES  INCURRED BY ANY PERSON ARISING OUT OF OR IN CONNECTION WITH PERFORMANCE OR NON-PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, WHETHER SUCH DAMAGES OR LOSSES WERE FORESEEABLE OR WHETHER ANY PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(i)
THE MAXIMUM AGGREGATE LIABILITY OF ANY PARTY TO THIS AGREEMENT IN RESPECT OF ANY AND ALL CLAIMS OF ANY KIND ARISING OUT OF, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE PROVISION OF THE SERVICES, REGARDLESS OF THE FORM OF ACTION (INCLUDING BREACH OF WARRANTY, BREACH OF CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR STATUTORY) SHALL NOT EXCEED THE DIRECT DAMAGES RELATING TO THE CLAIM.

(j)
NOTWITHSTANDING ANY PROVISION HEREIN THAT MAY BE TO THE CONTRARY, THE LIMITATIONS ON LIABILITY IN THIS SECTION 6.1 SHALL NOT APPLY TO CLAIMS BASED ON A PARTY'S INTENTIONAL MISCONDUCT, FRAUD, BREACH OF CONFIDENTIALITY OR A PARTY’S INDEMNIFICATION OBLIGATION, AND FOR CLAIMS BASED ON A PARTY'S GROSS NEGLIGENCE THE LIMITATIONS ON LIABILITY IN THIS SECTION 6.1 SHALL ONLY APPLY AFTER SUCH CLAIMS BASED ON GROSS NEGLIGENCE IN THE AGGREGATE EXCEED THE LESSER OF (i) THE GROSS FEES RECEIVED BY THE SERVICE PROVIDER PURSUANT TO THIS AGREEMENT DURING THE TWELVE (12) MONTHS IMMEDIATELY PRIOR TO THE DATE OF THE FIRST SUCH CLAIM, OR A PRO-RATED AMOUNT THEREOF IF LESS THAN TWELVE (12) MONTHS HAVE PASSED FROM THE DATE OF THIS AGREEMENT TO THE DATE OF THE FIRST SUCH CLAIM; OR (ii) FIVE HUNDRED THOUSAND ($500,000.00) DOLLARS.

(k)
WITH RESPECT TO ANY OBLIGATIONS OF ANY FUND ARISING OUT OF THIS AGREEMENT, SERVICE PROVIDER SHALL LOOK FOR PAYMENT OR SATISFACTION OF ANY SUCH OBLIGATION SOLELY TO THE ASSETS AND PROPERTY OF THE FUND TO WHICH SUCH OBLIGATION RELATES AS THOUGH THAT FUND HAD SEPARATELY CONTRACTED WITH SERVICE PROVIDER BY SEPARATE WRITTEN AGREEMENT WITH RESPECT TO lTS PORTFOLIO. THE RIGHTS AND BENEFITS TO WHICH A GIVEN FUND IS ENTITLED HEREUNDER SHALL BE SOLELY THOSE OF SUCH FUND AND NO OTHER FUND HEREUNDER SHALL RECEIVE SUCH BENEFITS

(l)
FOR THE AVOIDANCE OF DOUBT, UNDER NO CIRCUMSTANCES SHALL THE SERIES OR THE FUND BE LIABLE TO SERVICE PROVIDER FOR ANY DAMAGES, INCLUDING ANY LOSS OF PROFITS, OR ANY DIRCET, INDIRECT, SPECIAL, PROSPECTIVE, SPECULATIVE, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOSSES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

(m)
A COPY OF THE DECLARATION OF TRUST OF THE SERIES IS ON FILE WITH THE SECRETARY OF STATE OF THE STATE OF THE SERIES’ FORMATION, AND NOTICE IS HEREBY GIVEN THAT THIS AGREEMENT IS NOT EXECUTED ON BEHALF OF THE TRUSTEES OF THE SERIES AS INDIVIDUALS, AND THE OBLIGATIONS OF THIS AGREEMENT ARE NOT BINDING UPON ANY OF THE TRUSTEES, OFFICERS, SHAREHOLDERS OR PARTNERS OF THE SERIES OR ANY FUND INDIVIDUALLY, BUT ARE BINDING ONLY UPON THE ASSETS AND PROPERTY OF EACH FUND'S RESPECTIVE PORTFOLIOS. SERVICE PROVIDER AGREES THAT NO SHAREHOLDER, TRUSTEE, OFFICER OR PARTNER OF ANY FUND MAY BE HELD PERSONALL Y LIABLE OR RESPONSIBLE FOR ANY OBLIGATIONS OF THE CUSTOMER, SERIES OR ANY FUND ARISING OUT OF THIS AGREEMENT

6.2           Force Majeure.

(a)
Service Provider will maintain and update from time to time business continuation and disaster recovery procedures with respect to its global business that it reasonably determines are adequate to minimize any interruption of the provision of Services and meet reasonable commercial standards.

(b)
To the extent permitted by Applicable Law and provided that Service Provider has complied with its obligations under Section 6.2(a) above, Service Provider will have no liability, however, for any damage, loss, expense or liability of any nature that the Customer or a Fund  may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, failure of or the effect of rules or operations of any external funds transfer system, or any other cause beyond the reasonable control of Service Provider (each such provision, event or circumstance being a “Force Majeure Event”).  For the avoidance of doubt, any delay or non-performance caused by (A) the negligence, misfeasance or misconduct of the Service Provider, or (B) a malfunction or failure of equipment operated by Service Provider other than a malfunction or failure beyond Service Provider’s control which could not be reasonably prevented by Service Provider, shall not be deemed a Force Majeure Event.

(c)	Service Provider shall notify the Customer and each applicable Fund as soon as reasonably practicable of any material performance delay or non-performance due to reasons set forth in this Section.

(d)
In addition, in no event shall the Customer, Series or any Fund incur liability to Service Provider if it is prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of a Force Majeure Event.

6.3           Service Provider May Consult with Counsel.

Service Provider will be entitled to rely on, and may act upon the advice of professional advisors in relation to matters of law, regulation or market practice (which may be the professional advisers of the Customer or the Fund), and shall not be deemed to have been negligent with respect to any action taken or omitted pursuant to such advice provided that Service Provider has acted in accordance with the standard of care set forth in 6.1(a) above.

6.4           Limitations of Service Provider’s Liability.

(a)
Service Provider may rely on information provided to it by or on behalf of the Customer or any Fund, or which was prepared or maintained by the Customer or any third party on behalf of a Fund, in the course of discharging its duties under this Agreement. Service Provider shall not be liable to any person for any Liabilities suffered by any person as a result of Service Provider: (i) having relied upon the authority, accuracy, truth or completeness of information including, without limitation, information supplied to Service Provider by the Customer or any third party which is not a subcontractor or Affiliate of Service Provider, including but not limited to, information in relation to trades in respect of a Fund or expenses of a Fund, however, in the event Service Provider notices any discrepancies in such information and it is reasonably practicable for Service Provider to do so,  it will contact the Customer for clarification; or (ii) having relied upon the authority, accuracy, truth and completeness of information furnished to Service Provider by any third party pricing services, data services, or provider of other market information or information concerning securities held by each Fund, subject to the performance of reasonable tolerance checks.

(b)
Service Provider shall not be liable for any error in data that originates from Customer or a Fund and is transitioned by Customer or such Fund to Service Provider with respect to such Fund provided however that Service Provider:

(i)	shall use reasonable efforts to mitigate any Losses arising as a result of any such error of which it is aware; and

(ii)	shall notify the Customer as soon as practicable after becoming aware of the error.

Service Provider shall be entitled to reasonable compensation, at its customary hourly rates, for the remediation efforts needed to correct any such error in data.

(c)
Service Provider shall not be liable for any Liabilities resulting from a failure by any person (other than an Affiliate or subcontractor of Service Provider) to provide Service Provider with any information or notice that is reasonably necessary for the provision of the Services provided however that the Liabilities do not result from an act of negligence, fraud or willful misconduct on the part of the Service Provider Indemnitees. Service Provider shall use reasonable efforts to find alternative sources of information in the event of any such failure. In the event of any such failure that may affect the performance of the Services, Service Provider shall promptly notify the Customer.

(d)
Service Provider shall not be liable for any Liabilities whatsoever incurred or suffered by any party hereto, whether on their own account or for the account of a Fund, as a result of the failure of the Customer or its agents, officers or employees to comply with the laws or regulations of any jurisdiction in which Shares are offered.

(e)
Service Provider’s responsibilities with respect to the correction of an error in calculating the net asset value of the Fund shall be subject to the procedures set forth in the Service Level Document.

(f)
Service Provider shall not under any circumstances be under a duty to independently price or value any of the Fund's investments, including securities lending related cash collateral investments, itself or to confirm or validate any information or valuation provided by the Investment Adviser or any other pricing source, nor shall Service Provider have any obligations with respect to whether a market price represents a fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof. Without limiting the generality of the foregoing, Service Provider shall not be required to inquire into any valuation of securities or other assets of the Fund even though Service Provider in performing services similar to the Services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.  The foregoing is not intended to supersede Service Provider responsibilities as set forth in the Service Level Document, but is instead presented for the avoidance of doubt and to provide clarity with regard to the subject matter.

(g)	The limitations on Service Provider’s liability set forth in this Section 6.4 shall be subject at all times to Service Provider’s compliance with the standard of care set forth in Section 6.1(a).

7	Term and Termination

7.1           Term and Termination.

This Agreement shall be in effect for an initial term of three years from the  Services Commencement Date (the “Initial Term”) and shall remain in effect thereafter, unless and until a valid termination notice is given at least sixty (60) days prior to the desired termination date by one party to this Agreement to the other parties to this Agreement.

7.2           Termination for Convenience.

Notwithstanding Section 7.1, this Agreement shall be capable of being terminated without penalty prior to the end of the Initial Term, by not less than twelve (12) months' written notice prior to the desired termination date given by one party to this Agreement to the other parties to this Agreement.

7.3           Other Grounds for Termination.

(a)
In the event of the termination of the Custody Agreement, dated November 1, 2010 between The Bank of New York Mellon and the Investment Adviser on behalf of its portfolios (to which the American Funds Insurance Series – Protected Asset Allocation Fund is added on September 14, 2012), the parties agree to endeavor in good faith to renegotiate the fees for the Services provided hereunder.  In the event that the parties cannot come to an agreement within a reasonable period of time, the parties will mutually agree on a date to terminate this Agreement in accordance with the notice periods provided at Section 7.1 and 7.2 above.

(b)	Each party may terminate this Agreement immediately upon written notice to the other parties following the occurrence of any of the following:

(i)
any other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure;

(ii)	the relevant federal or state authority withdrawing its authorization of a party; or

(iii)
any other party committing any material breach of this Agreement and failing to remedy such breach (if capable of remedy) within 30 days of being given written notice of the material breach, unless the parties agree to extend the period to remedy the breach.

7.4           Consequences of Termination.

Termination of this Agreement under the provisions of this Article 7 will be without prejudice to the performance of any party's obligations under this Agreement with respect to all outstanding transactions at the date of termination.

7.5           Transition following Termination.

As soon as reasonably practicable following its resignation or termination of appointment becoming effective and subject to payment of any amount owing to Service Provider under this Agreement, Service Provider agrees to transfer such records and related supporting documentation as are held by it under this Agreement, to any replacement provider of the Services or to such other person as the Customer may direct. Except as otherwise provided in Section 7.3, Service Provider will provide the Services until a replacement provider is in place subject to the terms and conditions of this Agreement (including Article 4).  Service Provider will also provide reasonable assistance to its successor, for such transfer, subject to the payment of such reasonable expenses and charges as Service Provider customarily charges for such assistance. The Customer undertakes to use its best efforts to appoint a new administrative service provider as soon as possible.

8	Miscellaneous

8.1           Notices.

Notices (other than Instructions) will be served by registered mail, overnight delivery services, such as Federal Express (FedEx) or United Parcel Service (UPS), etc., courier services or hand delivery (i) for the Customer to 6455 Irvine Center Drive, Irvine, CA 92618, Attention: Treasurer of the Fund, (ii) for the Service Provider to 301 Bellevue Parkway, Wilmington, DE 19809, Attention: Legal Department, and (iii) for the Series to 333 South Hope Street, Los Angeles, CA 90071, Attention: Secretary for the Series, unless notice of a new address is given to the other party in writing. Notice will not be deemed to be given unless it has been received.

8.2           Successors and Assigns.

This Agreement will be binding on each of the parties hereto and their respective successors and permitted assigns, but the parties agree that no party can assign its rights and obligations under this Agreement without the prior written consent of the other parties, which consent will not be unreasonably withheld and provided that any such assignment, transfer or charge shall be in compliance  with Applicable Law.

8.3           Entire Agreement.

This Agreement, including the Schedules and Appendices, sets out the entire Agreement among the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to the Services under this Agreement, whether oral or written. Amendments must be in writing and signed by all parties.

8.4           Insurance.

Service Provider agrees to maintain the insurance coverages listed on Schedule 4 with insurance carriers with an A.M. Best rating no lower than A- VIII:1. Customer acknowledges that Service Provider will not be required to maintain any insurance coverage specifically for the benefit of the Fund or Customer.

8.5           Governing Law and Jurisdiction.

This Agreement will be construed, regulated and administered under the laws of the U.S. or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws.  The U.S. District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement.   If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction.  Either of these courts will have the proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum.  The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts.  The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby.

8.6           Severability; Waiver; and Survival.

(a)
If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)
Except as otherwise provided herein, no failure or delay on the part of a party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c)
The parties’ rights, protections, and remedies under this Agreement including but not limited to indemnification, warranty, liability and  limits thereon, confidentiality and protections of proprietary rights and trade secrets, shall survive its termination.

8.7           Confidentiality.

The parties hereto agree that each shall treat confidentially all Confidential Information provided by any party to another party regarding its business and operations in accordance with this Agreement and represent that each has implemented controls that are reasonably designed to achieve the purposes of this section. All Confidential Information provided by Customer or a Fund hereto shall be used by Service Provider solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, Service Provider shall not disclose Confidential Information to any third party in any form without the prior written consent of Customer or such Fund. Confidential Information for purposes hereof shall include information traditionally recognized as confidential, such as financial information, strategies, security practices, portfolio holdings, portfolio trades, product and business proposals, business plans, and the like. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is generally furnished to third parties by the providing party without confidentiality restriction. Additionally, each of the parties hereto shall be permitted to disclose any information provided by any other party if such disclosure is required by any Regulator, by any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation; provided, however, that the party providing such information will where reasonably practicable promptly notify the other party of such disclosure, except if such notification is prohibited by applicable law or regulation.

If a party becomes aware that it or its agents have breached the confidentiality obligations under this Section 8.7, it will promptly notify the other parties in writing of the nature and extent of such breach.

The undertakings and obligations contained in this Section 8.7 shall survive the termination or expiration of this Agreement.

8.8           No Publicity.

The Parties agree that no marketing or promotional material or communication, press release, public announcement or other publicity relating to this Agreement or the transactions contemplated hereby may be made by any party without the prior written approval of the other parties, as applicable, except as may be required by applicable law or the rules of any applicable securities exchange or market. Series, Fund or Customer may state in its requests-for-proposal or shareholder/insurance company (current and prospective) communications as a mere factual statement that Service Provider provides administration services to Customer, Series or Fund, without the prior written approval of Service Provider.  Customer agrees that without prior consent from Customer, Service Provider may occasionally verbally disclose that the Customer is a client in discussions with another client or potential client of Service Provider, provided that those discussions do not occur in a public forum.

8.9           Third Party Rights.

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.  Service Provider shall not be responsible for any fees or costs charged to Customer or the Fund by consultants, counsel, auditors, public accountants or such other service providers retained by Customer or the Fund.

8.10           Counterparts.

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

AS WITNESS the hand of the duly authorized officers of the parties hereto:

CAPITAL RESEARCH AND MANAGEMENT COMPANY	THE BANK OF NEW YORK MELLON
By:___________________________________ Name: Title: Date:	By:___________________________________ Name: Jay F. Nusblatt Title: Authorized Signer for The Bank of New York Mellon Date:

AMERICAN FUNDS INSURANCE SERIES,
ON BEHALF OF EACH FUND

By: ___________________________________

Name:
Title:
Date:

EXHIBIT A
LIST OF FUNDS

Protected Asset Allocation Fund (American Funds Insurance Series)

SCHEDULE 1
List of Services

Fund Accounting
•	Daily NAV Calculation and Dissemination – Capital (ASM~~,~~ FundStation) and NASDAQ 3rd Party Recipients
•	Asset Setup, Pricing and Validation using Customer’s selected vendors (i.e. price overrides)
•	Trade Processing, Capture, Verification and Validation
•	Calculation and allocations of investable cash and underlying fund trades
•	Daily Capital Stock Processing and Capture
•	Expense Processing & Income Recognition (Dividends)
•	Underlying Funds Corporate Actions and Dividends Capture
•	Standard Monthly and Periodic Closing and Reporting (Fair Value reporting and monthly financial statements)
•	Fund Dividend and Capital Gains Processing
•	Support for External Audit, SSAE16, Client Due Diligence, and Capital Compliance Program
•	Reconciliations:
-	Cash and Asset Reconciliation - Accounting to Custody – daily cash/ weekly assets
-	Position, Cost and Market Value reconciliation – Service Provider to Capital Accounting – bi-weekly
-	Position and Margin reconciliation – Service Provider to FCMs – daily
-
Underlying Funds Position and Shareholder Reconciliation (Outstanding Shares, Paid Shares, Open Subscriptions and Open Redemptions) – Service Provider to Transfer Agent (American Funds Service Company (AFS)) – daily

Fund Administration
•	Expense budgeting, Accruals and Payments
•	Fund Dividend and Capital Gain Preparation
•	Monthly and Periodic Fund Reporting - Financial Statements, SEC Reporting, Board Reporting (i.e. Valuation Summary)
•	Preparation of Quarterly, Semi-annual and Annual Financial Reporting (N-Q, N-CSR, N-SAR) and Year-end Audit Activities
•	Tax Compliance Testing - Monthly Asset Diversification and Quarterly Gross Income Tests
•	Quarterly Sub-certifications on the Effectiveness of Service Provider’s Relied Upon Controls and Procedures for N-CSR/N-Q Certifications
•	Annual CCO representation letter in connection with Rule 38a-1 of the 1940 Act

Tax Services –

•	Tax Provision Preparation

•	Prepare fiscal year-end and 10/31 excise tax provision analysis;

•	Process tax adjustments on securities identified by Customer that require such treatment;

•	Prepare appropriate adjusting entries and financial statement footnote disclosures

•	Excise Tax Distributions Calculations

•	Prepare calendar year tax distribution analysis;

•	Process tax adjustments on securities identified by Customer that require such treatment; and

•	Prepare annual tax-based distribution estimate for each Fund

•	Other Tax Services

•	Prepare for execution and filing, the federal and state income and excise tax returns;

•	Provide support for year-end tax reporting letter for insurance companies and prepare fund distribution calculations disseminated to insurance companies; and

•	Coordinate U.S.C. Title 26 Internal Revenue Code (“IRC”) §855 and excise tax distribution requirements

Prices of OTC Derivatives and Certain Other Assets
Service Provider shall value OTC Derivative Contracts and other investments that Service Provider reasonably determines do not have a readily ascertainable fair market value at the price provided by the Customer and/or the Fund or by a vendor selected by the Customer or the Fund.  Such a vendor may be an application service provider that Service Provider is directed to use by the Customer or the Fund to calculate prices of OTC Derivative Contracts.  In the event that any such vendor is Service Provider or an affiliate of Service Provider, Service Provider’s responsibility for the errors or omissions of such vendor shall be as set forth in a separate OTC Derivative Contract pricing agreement with the Customer.

SCHEDULE 2
Electronic Access

ELECTRONIC ACCESS SERVICES AGREEMENT

This Electronic Access Services Agreement (“EASA”) between The Bank of New York Mellon (“BNYM”) and Capital Research and Management Company (“Client”) made this 28th day of September, 2012, sets forth terms and conditions by which BNYM will provide the Electronic Delivery Mechanism, as defined below, to Client and its Affiliates.  Client agrees that it shall be liable for any violations of this EASA by its Affiliates.

1.           As used herein, “Electronic Delivery Mechanism” means the electronic mechanisms used by Client and its Authorized Users (e.g., BNYM Web Sites, Proprietary Software, related support services provided by Third Party Service Providers) through which BNYM provides to Client and its Authorized Users (a) Proprietary Information and Client Data, (b) other services set forth or referenced in an addendum to the EASA, if any, and (c) the support of those mechanisms.  This EASA provides Client and its Authorized Users with read-only access to Proprietary Information and Client Data.  Clients wishing to perform transactions through the Electronic Delivery Mechanism must execute a separate supplemental agreement covering such services.

Capitalized terms used herein and not otherwise defined shall be defined as set forth in the Electronic Access Terms and Conditions.

2.           The parties hereby incorporate by reference, as though fully set forth herein, the Electronic Access Terms and Conditions in effect as of the date of this EASA, a copy of which is attached hereto (“Electronic Access Terms and Conditions” or “EATC”).  The Electronic Access Terms and Conditions can also be found at the following website: http://workbench.mellon.com/public/TermsandConditions_12-01-09.pdf.  BNYM agrees that the Client shall be notified of any revisions to or modifications of the EATC in advance of the effectiveness of such revisions or modifications with respect to Client.

3.           This EASA pertains to Electronic Delivery Mechanism only; other services provided by BNYM to Client shall be governed by separate agreements or by terms and conditions applicable to those services.  Where there is any conflict between this EASA and any other agreement by and between Client and BNYM (inclusive of any predecessors) relating to Electronic Delivery Mechanism, the terms of this EASA shall prevail, unless expressly stated otherwise in such other agreement.

4.           The term of this EASA commences on the date set forth above and continues until terminated as provided herein or in the EATC.  Either BNYM or Client may terminate this EASA upon sixty (60) days written notice to the other party or as otherwise provided in the EATC.

5.           This EASA, the EATC and any other supplements or addenda specifically agreed upon by the parties to this EASA, contain the entire agreement between the parties relating to the Electronic Delivery Mechanism and the provision through such Electronic Delivery Mechanism of Proprietary Information and Client Data, and supersede all prior written or oral communications between the parties on this subject.

6.           If any provision of this EASA or the EATC is for any reason held to be invalid, illegal or unenforceable, the remaining provisions shall remain valid and enforceable, and the unenforceable provision shall be deemed to have been modified as appropriate to carry out, to the full extent possible, the intent of such provision.

7.           This EASA may be amended by the parties through a written instrument executed by authorized representatives of both parties.  This Agreement is not assignable by either party without the prior written consent of the other, except that BNYM may assign this EASA to any Affiliate of BNYM without such prior consent.  In addition to being subject to BNYM’s approval, any proposed assignment of this EASA by Client may be subject to further licensing requirements of Information Providers and Client agrees to take appropriate actions with respect to any such requirements.  Any assignment in violation of this provision shall be void.  This EASA and the EATC shall be binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns.

8.           This EASA is governed by and construed in accordance with the substantive laws of the State of New York without regard to its choice of law provisions.   Each party waives the right to trial by jury in any action arising out of or relating to this EASA.

ELECTRONIC ACCESS TERMS AND CONDITIONS
(as of December 1, 2009)

The use of online services are governed by and subject to these Electronic Access Terms and Conditions (“EATCs”).

Definitions
“Affiliate” shall mean any company which, directly or indirectly, controls, is controlled by or is under common control with another company (where a holding of at least thirty percent (30%) of the voting stock will be deemed to grant control), and the words “controls” and “controlled” will be construed accordingly.
“Authorized User” shall mean (a) employees of the Client; and (b) other persons designated by Client (subject to BNYM’s approval).
“BNYM Web Sites” shall mean the components of the Electronic Delivery Mechanism consisting of the Internet web sites hosted by BNYM on the world wide web and the Proprietary Software through which Proprietary Information or Client Data is accessed.
“Commands” shall mean directions given via computer, including but not limited to keystrokes and mouse clicks.
“Client” shall mean, collectively, the Client of BNYM and any of Client’s Affiliates identified in the EASA.
“Client Data” shall mean Client's portfolio information that is unique to Client’s portfolio (such as number of shares and holdings) and provided or accessed through the Electronic Delivery Mechanism, provided that Client Data will not be construed to include Proprietary Information.
“Data Terms Web Site” shall mean the set of terms and conditions (as may be amended by BNYM from time to time without notice to Client) available at http://www.bnymellon.com/products/assetservicing/vendoragreement.pdfhttp://www.bnymellon.com/products/assetservicing/performanceanalytics.html or such other location as BNYM shall notify the Client in writing.
“EASA” shall mean a written Electronic Access Services Agreement executed between BNYM and Client, which incorporates these EATCs by reference.
“Information” shall encompass any software, text, graphics, files, scripts or other content or materials, any database and any proprietary data, processes, information and documentation made available to Client by BNYM.
“Information Provider” shall mean any third party source, excluding a Third Party Service Provider, from which Proprietary Information may have been gathered.
“Proprietary Information” shall mean Information provided or available through the Electronic Delivery Mechanism in which BNYM, its Affiliates or Information Providers have a proprietary interest, including without limitation the following: (i) security identifiers (e.g. CUSIPS and SEDOLS), (ii) ratings (e.g. S&P, Moody's, Fitch), (iii) classifications data (e.g. GICS, ICB, Russell, Lehman, Merrill Lynch, Topix), (iv) index data; and (v) other data identified to a proprietary source or data in an ancillary service covered by an addendum to the EASA.
“Proprietary Software” shall mean the component of the Electronic Delivery Mechanism that consists of proprietary software owned by BNYM and its Affiliates through which Client and Authorized Users may access Proprietary Information or Client Data.
“Third Party Service Provider” shall mean any other party (excluding an Information Provider) that provides services to BNYM and its Affiliates in relation to the Electronic Delivery Mechanism.

Services
(a)           BNYM will provide the Electronic Delivery Mechanism to Client and its Affiliates through Client’s Authorized Users via the BNYM Web Sites.  Client and Authorized Users will gain access to and may be able to configure and download Proprietary Information and Client Data, all through the Electronic Delivery Mechanism by issuing Commands through Proprietary Software or the BNYM Web Sites, subject to the terms of this EASA.
(b)           BNYM retains the discretion and authority to add, delete or revise in whole or in part the Electronic Delivery Mechanism offered to the Client and to modify the BNYM Web Sites and the Proprietary Software from time to time.  To the extent reasonably possible, BNYM will provide notice of such modifications, which notice may be provided via the BNYM Web Sites.
(c)           BNYM may review or retain records of Client’s or Authorized User’s Commands for any applicable legal or regulatory requirement and, among other reasons, for monitoring the quality of service Client receives, Client’s compliance with this EASA and the security of the Information.

License/Proprietary Rights
(a)           The BNYM Web Sites, Electronic Delivery Mechanism, Proprietary Software and Proprietary Information are proprietary to BNYM, its licensors, Information Providers or Third Party Service Providers.  Client shall cooperate with reasonable written requests from BNYM to protect BNYM’s, BNYM’s licensors’, Information Providers’ and/or Third Party Service Providers’ respective rights in the BNYM Web Sites, Electronic Access, Proprietary Software or Proprietary Information.  Nothing in this EASA shall be construed as giving Client and Authorized Users any license or right to use any of BNYM’s, BNYM’s licensors’, Information Providers’ and/or Third Party Service Providers’ trademarks, logos and/or service marks.

(b)           Proprietary Software License
(1) To the extent Client and Authorized Users receive Proprietary Software hereunder, BNYM hereby grants Client and such Authorized Users a limited, non-exclusive, non-transferable license for the term of this EASA to install such Proprietary Software on Client’s internal computer system only and to use such Proprietary Software solely in connection with the Electronic Delivery Mechanism.  This license shall continue through the earlier of (i) BNYM’s termination of the license for such software, as may be permitted herein; or (ii) the termination of this EASA.  To the extent such internal computer system is accessible to networks beyond the control of Client, such as without limitation the Internet, Client shall take commercially reasonable measures to protect from unauthorized access the computers on which the Proprietary Software is installed.
(2)           Client and Authorized Users shall have no rights in or to Proprietary Software, or any copies thereof, except for the right to use Proprietary Software as specifically set forth in this EASA.   Title and ownership rights to Proprietary Software (including, copyright and trade secret property rights inherent in and appurtenant thereto) shall remain with BNYM or any third party owner.  Client may make copies of the Proprietary Software for backup purposes only, provided all copyright and other proprietary information included in the original copy of the Proprietary Software are reproduced in or on such backup copies.   Client and Authorized Users shall not: (i) except as provided above, make additional copies of Proprietary Software; (ii) disclose Proprietary Software to, or allow Proprietary Software to be used by or for the benefit of, any third party; (iii) modify Proprietary Software and/or merge Proprietary Software with another software program; (iv) alter, decompile, disassemble, reverse engineer or otherwise modify Proprietary Software; and (v) remove any copyright or proprietary rights notices or legends placed upon or within Proprietary Software.   Client agrees, on behalf of itself and Authorized Users, not to use the Proprietary Software for any other purpose, including without limitation, use in a time share or service bureau arrangement.  Client shall be responsible for the consequences of any misuse of, or unauthorized use of or access to, Proprietary Software by Client’s Authorized Users.

(c)           Proprietary Information
(1)           Proprietary Information provided hereunder may be subject to certain additional provisions or restrictions in licenses BNYM and/or its Affiliates have with Information Providers or such Information Providers may require Client to agree to certain terms and conditions.  Such additional provisions, restrictions and requirements are shown on the Data Terms Web Site.  Terms on the Data Terms Web Site may be revised periodically with concurrent notice to the Client, which notice may be provided via the BNYM Web Sites (or successor web site).  Use of the Electronic Delivery Mechanism, and continued use of the Electronic Delivery Mechanism following revision of any terms on the Data Terms Web Site, constitutes Client’s acceptance of and agreement to the then-current terms shown on the Data Terms Web Site.
(2)           Client’s use of the Proprietary Information may require Client to enter into additional contracts directly with Information Providers or other Third Party Service Providers.  In the event that Client’s rights under its agreement with any such provider conflict with the terms of this EASA, the terms of Client’s provider agreement shall prevail.
(3)           Except to the extent Client is permitted otherwise pursuant to its own licenses with applicable Information Providers, Client agrees that the Proprietary Information shall be solely for its internal use.  As used herein, Client’s “internal use” may include Client making available such Proprietary Information to its third party professional advisors provided such advisors are legally obligated to treat such Proprietary Information in a confidential manner and legally prohibited from using such Proprietary Information in any manner other than in support of its services to Client.   Client also agrees not to, and to cause Authorized Users and third party professional advisors, not to (i) reproduce or repackage, retransmit, disseminate, sell, distribute, publish, broadcast, or circulate to third parties not covered by “internal use” or otherwise commercially exploit Proprietary Information, (ii) identify and extract Proprietary Information from the Electronic Delivery Mechanism independent of any Client Data, (iii) use Proprietary Information in any Client or third party software application except to the extent formally approved by BNYM in writing, or (iv) use Proprietary Information in an environment shared by the Client and third parties, in each case without the express written consent of BNYM and without first obtaining any licenses needed from the relevant Information Provider(s).  The foregoing shall not be construed to permit Client to allow any third party professional advisor to have direct access to the Electronic Delivery Mechanism through the use of a user id and password issued to Client.  In the event Client requires any such professional advisor to have such direct access, Client shall notify BNYM in writing and BNYM will have the right to require such third party professional advisor to execute a separate EASA.
(d)         All rights not specifically granted to Client hereunder are reserved by BNYM, its Licensors, Information Providers and/or Third Party Service Providers.
(e)         The provisions of this License/Proprietary Rights Section shall survive the termination of the EASA between the Client and BNYM.

Reliance on Commands/Security
(a)            Client shall furnish BNYM with a written list of the names, and the extent of authority or level of access of, Client’s proposed Authorized Users.  Upon BNYM’s approval (which approval shall not be unreasonably withheld), BNYM shall send to Client a user-id for each Authorized User and, where appropriate, a secure identification device for each Authorized User.
As an alternative to the foregoing,  Client may identify in a writing to BNYM the employee(s) at Client (“Client Electronic Access Administrator(s)”) who will have the ability to administer access, including the requesting and revoking of user ids, to the Electronic Delivery Mechanism for Authorized Users as described herein.  The Client Electronic Access Administrators will be provided with a level of access that will give them the ability to request the issuance of user IDs for Authorized Users electronically by entering Authorized User information into the web site along with the extent of authority or level of access of such Authorized Users.  Client will be solely responsible for the Client Electronic Access Administrator’s actions and for protecting such Client Electronic Access Administrator’s user ids and passwords.  Client will not, through a Client Electronic Access Administrator, request a user ID for anyone other than a permanent employee of Client, and Client will be responsible for ensuring that its Client Electronic Access Administrators understand that they are not to request user ids for individuals other than permanent Client employees.  Any request for a user id for an individual that is not a permanent Client employee shall be addressed to BNYM through Client’s Client Services Officer.

The Client will be responsible for providing the user-ids, and as appropriate secure identification devices, received from BNYM for each Authorized User to the Authorized Users.

Client shall ensure that an Authorized User returns the secure identification device following the termination of that user’s authorization to access the Electronic Delivery Mechanism.  Client shall return the secure identification devices of all of the users immediately upon termination of this EASA.  Client shall be responsible for immediately notifying BNYM in writing in the event of the change in status of any Client Electronic Access Administrator that would cause such individual to no longer need access to the functionality that  allows for the requesting of user ids for Authorized Users or the revocation or disabling of such user ids.

BNYM shall be authorized and entitled to rely on, and shall be fully protected in acting upon, any Commands associated with a user id issued to an Authorized User, until such time as notified in writing by Client (and after passage of a reasonable time for BNYM to act upon such notice) of the change in status of an Authorized User. Notwithstanding the foregoing, if Client requested a Client Electronic Access Administrator to have authority to request user ids electronically, Client will be solely responsible for revoking the authorization granted to any Authorized User upon Client’s determination that the authorization is no longer necessary for such Authorized User’s job duties or the Authorized User has left Client’s employ or for any other reason.

(b)           Browser software compatibility is published on the BNYM Web Sites, and may be updated from time to time by BNYM with concurrent notice to Client, which notice may be provided via the BNYM Web Sites.  With the exception of Proprietary Software and browser software listed on the BNYM Web Sites or other applications formally approved by BNYM in writing, Client agrees not to use, and agrees to require each Authorized User not to use, any software, program, application or any other device to access or log on to BNYM’s computer systems or the BNYM Web Sites.  Except to the extent formally approved in writing by BNYM, Client agrees not to, and agrees to require each Authorized User not to, automate the process of obtaining, downloading, transferring or transmitting any Proprietary Information or Client Data.

Client Responsibilities and Obligations
(a)           Client is responsible for having and maintaining, and for ensuring that each Authorized User has and maintains, all hardware, equipment and software (other than the Proprietary Software) necessary to access and use the Electronic Delivery Mechanism.  Client shall accept and properly install any updates or modification to any software forming part of the Electronic Delivery Mechanism that BNYM considers necessary, and shall cause its Authorized Users do the same.
(b)           The Client shall maintain the confidentiality of the Authorized Users’ BNYM-assigned user-ids and passwords and the security of any secure identification devices.  The Client is responsible for all Commands processed through the BNYM Web Sites through and under, and the use of, the Authorized Users’ user-ids and passwords (except to the extent arising out of the acts of BNYM).   The Client will notify BNYM immediately if it becomes aware of any loss or theft of any Authorized Users’ user-ids, passwords or secure identification devices, or of any unauthorized use of any Authorized Users’ user-ids, passwords or secure identification devices or of the Electronic Delivery Mechanism, Proprietary Information or Client Data.

(c)           The Client (and its Authorized Users, as appropriate) shall:

(1)	Use the Electronic Delivery Mechanism only within the scope of the EASA and shall not permit the use of the Electronic Delivery Mechanism by any third party that is not an Authorized User.
(2)	Not use any Command or other feature of the BNYM Web Sites for any purpose that is unlawful.
(3)	Keep all information contained in the Client’s profile up-to-date.
(4)
Not upload or post to the BNYM Web Sites any material protected by copyright or any other intellectual property right (as well as rights of publicity and privacy) without first obtaining the permission of the owner of such rights.

(5)	Not unlawfully export or re-export, directly or indirectly, any part of the Electronic Delivery Mechanism in contravention of applicable law.
(d)           Access to third party Web Sites linked to or referenced in the BNYM web sites is at the Client’s or each Authorized User’s sole discretion.   BNYM is not responsible for third party Web Sites that collect information from parties who visit their web sites through links on the BNYM Web Sites.

Confidentiality
(a)           The Electronic Delivery Mechanism (including without limitation the design, programming techniques, algorithms and codes contained within the Electronic Delivery Mechanism) and Proprietary Information are confidential property of BNYM, its licensors or the Information Providers or Third Party Service Providers, and, for purposes hereof, shall be deemed the confidential property of BNYM (“BNYM Confidential Property”).
(b)           Client and its Authorized Users shall not disclose or make unauthorized use (i.e., a use not permitted under this EASA or a separate agreement between the Client and an Information Provider or Third Party Service Provider) of the BNYM Confidential Property.  Client will take reasonable care to protect BNYM Confidential Property from examination by anyone except for its employees who have a need to know or as otherwise permitted under this EASA.   Client shall be responsible for the consequences of any misuse of, or unauthorized use of or access to, any BNYM Confidential Property by the Client’s Authorized Users.

(c)           The obligations in this section shall not restrict any disclosure by Client pursuant to any applicable law, or by order of any court or government agency.

Limited Warranty/Exclusion of Other Warranties
(a)           BNYM represents and warrants that it has the full right and authority to enter into this EASA and to provide the Electronic Delivery Mechanism under its terms.

(b)           Except as otherwise provided under (c) below, Proprietary Information and Client Data provided through the Electronic Delivery Mechanism are provided on an “AS-IS” basis and Client accepts the entire risk as to how and for what purposes Client and Authorized Users use such Proprietary Information and Client Data.  Neither BNYM, the Information Providers nor the Third Party Service Providers shall have any liability, contingent or otherwise, under this EASA for the accuracy, completeness, timeliness or correct sequencing of Proprietary Information or Client Data.  Client acknowledges that (i) Client Data provided through the Electronic Delivery Mechanism is subject to change because (x) such Client Data is generally updated as of the prior business day’s close of business, and (y) as is customary in securities trading transactions, is subject to adjustment and correction and that (ii) Proprietary Information and Client Data provided through the Electronic Delivery Mechanism are not reconciled on a real-time basis and are provided via the Electronic Delivery Mechanism without any independent investigation by BNYM.

(c)           Notwithstanding Section (b) above, nothing in this EASA shall limit Client’s rights and remedies under any other written agreement between Client and BNYM or and affiliate of BNYM with respect to Client Data provided by BNYM to Client pursuant to such written agreement through Electronic Services.  However, for the avoidance of doubt, nothing under this Section (c) shall create any separate basis of liability on the part of BNYM or its affiliates to Client because such Client Data is accessed or received by Client through Electronic Access.

(d)           THERE IS NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR USE, NO WARRANTY OF QUALITY AND NO WARRANTY OF NONINFRINGEMENT.   THERE IS NO OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, REGARDING THE PROPRIETARY INFORMATION OR CLIENT DATA.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN CLAUSE (a) OF THIS SECTION, THERE IS NO OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, REGARDING THE ELECTRONIC DELIVERY MECHANISM.

Indemnification

(a)           BNYM shall indemnify, defend and hold harmless Client and pay any damages finally awarded by a court of competent jurisdiction, in any action or proceeding commenced by a third party against Client based on a claim that the Proprietary Software or BNYM Web Sites infringe upon a third party patent, copyright, or trade secret, provided that Client (i) notifies BNYM promptly of any such action or claim (except that the failure to so notify BNYM shall not limit BNYM’s obligations hereunder except to the extent that such failure materially prejudices BNYM); (ii) grants BNYM full and exclusive authority to defend, compromise or settle such claim or action; and (iii) provides BNYM all assistance reasonably necessary to so defend, compromise or settle.  The foregoing obligations shall not apply, however, to any claim or action arising from (i) Client or Authorized User’s use of the Proprietary Software or BNYM Web Sites in a manner not authorized by this EASA; or (ii) Client or Authorized User's use of the Proprietary Software or BNYM Web Sites in combination with other software or services not supplied by BNYM where such use alone would not be infringing.
(b)           In addition to BNYM’s indemnification obligations set forth in paragraph (a) above, in the event that the  Proprietary Software or BNYM Web Sites are found to infringe upon a third party patent, copyright, trade secret, or other proprietary right, or in BNYM’s opinion the  Proprietary Software or BNYM Web Sites are likely to be found to so infringe, BNYM may, at its sole option, (i) procure for Client the right to continue using the  Proprietary Software or BNYM Web Sites; (ii) replace the  Proprietary Software or BNYM Web Sites with software or services that are non-infringing; or (iii) terminate this EASA and refund to Client any pre-paid charges specifically relating to the  Proprietary Software or BNYM Web Sites, if any.
(c)           THE FOREGOING PARAGRAPHS (a) AND (b) OF THIS SECTION STATE BNYM’S SOLE OBLIGATION, AND CLIENT'S SOLE REMEDY, WITH RESPECT TO ANY CLAIM OF INFRINGEMENT REGARDING THE  PROPRIETARY SOFTWARE OR BNYM WEB SITES.
(d)           Except to the extent prohibited by applicable law, Client shall indemnify, protect and hold BNYM harmless from and against all losses, liabilities, judgments, suits, actions, proceedings, claims, damages and costs, including reasonable legal fees and expenses, resulting from or arising out of (i) any breach by Client or any Authorized User of any term in this EASA and (ii) any person obtaining access to the Electronic Delivery Mechanism through Client or any Authorized User or through use of the Client’s or Authorized User’s password, user-id or secure identification device, whether or not Client authorized such access (except to the extent of any unauthorized access that results from the gross negligence or willful misconduct of BNYM).

Limitation of Liability
(a)           EXCEPT FOR BNYM’S INDEMNIFICATION OBLIGATIONS SET FORTH IN CLAUSE (a) OF THE SECTION OF THESE EATCs ENTITLED “INDEMNIFICATION”, IN NO EVENT WILL BNYM, ITS LICENSORS, THE INFORMATION PROVIDERS OR THE THIRD PARTY SERVICE PROVIDERS BE LIABLE TO THE CLIENT, ANY AUTHORIZED USER OR ANYONE ELSE FOR ANY DAMAGES, INCLUDING CONSEQUENTIAL, RELIANCE, EXEMPLARY, INCIDENTAL, SPECIAL, COMPENSATORY, ECONOMIC, PUNITIVE OR INDIRECT DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS, LOSSES AND DAMAGES THAT RESULT FROM THIS EASA OR THE USE OF OR INABILITY TO USE THE ELECTRONIC DELIVERY MECHANISM OR PROPRIETARY INFORMATION OR CLIENT DATA), EVEN IF BNYM, ITS LICENSORS, THE INFORMATION PROVIDERS OR THE THIRD PARTY SERVICE PROVIDERS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

(b)           None of BNYM, its licensors, the Information Providers or the Third Party Service Providers shall be liable under this EASA if they are prevented from or delayed in performing their obligations, or for any loss resulting from a cause that is beyond the reasonable control of that entity.

(c)           BNYM makes no guarantee that the Electronic Delivery Mechanism and Proprietary Information are virus-free; however, BNYM will make commercially reasonable efforts to ensure that the systems used by BNYM to provide the Electronic Delivery Mechanism and Proprietary Information are virus-free. BNYM is not liable for any loss or damage resulting from voluntary shutdown of the server or the BNYM Web Sites by BNYM to address computer viruses, denial-of-service messages or other similar problems.   BNYM is not responsible for any damage to Client’s computer, software, modem, telephone or other property resulting from Client’s use of the Electronic Delivery Mechanism.

(d)           Notwithstanding the foregoing, nothing contained in the EASA shall be deemed to modify or limit any service obligation or liability that BNYM may otherwise have to Client under any other agreement between BNYM and Client.

Term and Termination
(a)           In addition to any termination provision set forth in the EASA, Client or BNYM may terminate the EASA as follows:
(1)           In the event of any breach of the EASA, the non-breaching party may terminate the EASA immediately upon written notice to the breaching party if any breach of the EASA remains uncured after thirty (30) days written notice of the breach is sent to the breaching party.
(2)           Either BNYM or Client may terminate the EASA in the event the other party (a) files for liquidation, dissolution or bankruptcy, (b) fails to have dismissed a bankruptcy, liquidation or dissolution proceeding that was commenced against it by a third party within ninety (90) days of the filing; or (c) makes an assignment for the benefit of creditors.
(3)           BNYM may immediately terminate access through an Authorized User’s user-id and password and may, at its discretion, also terminate access by an Authorized User, without right of cure, in the event of an unauthorized use of an Authorized User’s user-id or password, or where BNYM believes there is a security risk created by such access.
(4)           BNYM may terminate, immediately and without advance notice, and without right of cure, any portion or component of the Electronic Delivery Mechanism, the BNYM Web Sites or Proprietary Information in the event an Information Provider or Third Party Service Provider (i) ceases to provide such portion or component to BNYM or an Affiliate of BNYM or (ii) prohibits BNYM from permitting Client to have access to the Information Provider’s Proprietary Information; provided, however, that if BNYM receives advance notice of termination from the provider of such information, BNYM shall provide advance notice of termination to its Customers affected thereby, but only to the extent reasonably practicable under the circumstances.
(b)           Within five (5) business days of receiving or giving notice of termination, Client shall notify all Authorized Users of the effective date of the termination of the EASA, irrespective of whether the termination was initiated by BNYM or Client.
(c)           In the event of termination, BNYM will cease providing the Electronic Delivery Mechanism and, where applicable and at BNYM’s request, Client shall return to BNYM any copies of Proprietary Software and any Proprietary Information.  The foregoing, however, shall not be construed to require Client to return or destroy Proprietary Information that may be embedded within a report containing Client Data, but the Proprietary Information will continue to be subject to the restrictions set forth herein.
(d)           The provisions of this Termination Section shall survive the termination of the EASA.

SCHEDULE 3

SERVICE LOCATIONS

Fund Services (Fund Accounting, Fund Administration, Tax Services, Recordkeeping):

Locations - Philadelphia, PA; Wilmington, DE; King of Prussia, PA; Westborough, MA; New York, NY; and Lake Mary, FL

Affiliates – The Bank of New York Mellon; and BNY Mellon Investment Servicing (US) Inc.

SCHEDULE 4
INSURANCE MAINTAINED BY SERVICE PROVIDER

1.
All insurance coverages required by federal, state or local law and statute, including Workers’ Compensation insurance. The Workers’ Compensation insurance shall include an All States and Stop Gap endorsement.

2.	Employer’s Liability insurance, including Bodily Injury coverage, with a minimum coverage limit of $1,000,000 each person.

3.
Commercial General Liability (CGL) insurance, including coverage for Products/Completed Operations, Blanket Contractual Liability for obligations undertaken by Service Provider to the Customer under this Agreement, Broad Form Bodily Injury, Property Damage and Advertising Liability and Personal Injury, and a Severability of Interests and Cross Liability endorsement.

Such CGL insurance shall provide a minimum combined Bodily Injury and Property Damage coverage limit of $1,000,000 per occurrence and shall name the Customer and its agents, officers, associates and assigns as Additional Insured as its interests may appear. Service Provider shall provide to Customer a copy of the certificate of insurance naming the Customer and its agents, officers, associates and assigns as an Additional Insured as its interests may appear. If Service Provider’s CGL coverage limit is less than $1,000,000 per occurrence, Service Provider shall provide evidence of Umbrella or Excess Liability insurance coverage limits for the difference between the CGL coverage limit and $1,000,000 per occurrence. Alternatively, Service Provider may provide to Customer a Memorandum of Insurance serving as evidence of the CGL insurance.

4.
Business Automobile Liability insurance with a minimum combined Bodily Injury and Property Damage coverage limit of $1,000,000 per occurrence, which names the Customer as Additional Insured as its interests may appear.

5.
Crime insurance or Financial Institution Bond, including Employee dishonesty/Fidelity (must cover all of Service Provider’s employees and officers who perform work or provide services under this contract), On-Premises (Loss Inside the Premises) and In-Transit (Loss Outside the  Premises) coverage parts for a minimum limit of $10,000,000 per loss.

6.
Errors and Omissions or Bankers Professional Liability insurance including coverage for wrongful acts by Service Provider in rendering or failing to render the Professional Services provided for under this contract for a minimum limit of $10,000,000 per loss and aggregate. Service Provider reserves the right to self insure Errors and Omissions.